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                                                                    EXHIBIT 99-1


                                                             CONTACT: Sam Duggan
                                                    Director, Investor Relations
                                                                  (314) 279-5920

                                                   Michele Katz/Connie Bienfait/
                                                                  Elric Martinez
                                                         Morgen-Walke Associates
                                                                Press: Lee Foley
                                                                  (212) 850-5600


              MEMC APPOINTS HELMUT MAMSCH TO CHAIRMAN OF THE BOARD
               AND DR. HANS MICHAEL GAUL TO THE BOARD OF DIRECTORS



St. Peters, MO, August 13, 1998 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today announced the appointment of Helmut Mamsch to the position of Chairman of the Board and Dr. Hans Michael Gaul to the Board of Directors.

Mr. Mamsch has been a member of MEMC's Board of Directors since March 1998 and replaces Dr. Erhard Meyer-Galow as Chairman of the Board. Dr. Meyer-Galow, who was recently named Chairman of the Board of Management of Stinnes AG, will remain a member of the MEMC Board of Directors.

Mr. Mamsch became a member of the Board of Management of VEBA AG in 1993 and recently assumed responsibility for VEBA's corporate strategy and development. Previously, he served as a member of the Board of Management of Raab Karcher AG where he was responsible for the Electronics Division and ultimately became
Chairman of the Board of Management in 1991. Mr. Mamsch also served as the Chairman of the Board of Management of Stinnes AG from July 1996 until March 1998. Prior to that, he had 17 years of management experience at Coutinho Caro & Co. AG. Mr. Mamsch also serves on the Supervisory Boards of Commerzbank AG, Kali and Salz Beteiligungs AG, Logica Plc, Readymix AG, SGE Deutsche Holding GmbH and STEAG AG.

Dr. Gaul became a member of the Board of Management of VEBA AG in 1990 and has served as Chief Financial Officer since 1996. Previously, he served as a member of the Board of Management of PreussenElektra AG for 12 years where he was responsible for legal affairs and subsequently for procurement, distribution companies and marketing and sales. Dr. Gaul became Deputy Chairman of the Board of Management of PreussenElektra AG in 1993. He also serves on the Supervisory Boards of Allianz Versicherungs AG, Degussa AG, Deutsche Krankenversicherung AG, Huls AG, RAG Aktiengesellschaft, VAW aluminum AG and Volkswagen AG.

"We will greatly benefit from the wealth of knowledge that Mr. Mamsch and Dr. Gaul bring to MEMC," commented Ludger H. Viefhues, Chief Executive Officer. "Their experience and expertise in strategic business development and financial matters will be valuable resources as we move forward."

"I look forward to working with the management team at MEMC as they continue to focus on ways to reduce operating costs as the Company works through this difficult market environment," stated Mr. Mamsch. "As we have indicated in the past, VEBA AG remains committed to MEMC and will continue to support the Company in the future."

MEMC is 53.0% owned by VEBA AG through its U.S. subsidiary Huls Corporation. In the near future, Huls Corporation will be merged into VEBA AG's U.S. subsidiary, VEBA Corporation, as part of the business combination of VEBA AG's chemical subsidiary, Huls AG, with Degussa AG. When this occurs VEBA Corporation will own directly the 53.0% of MEMC formerly held in the name of Huls Corporation.

VEBA AG is headquartered in Dusseldorf, Germany and commands leading positions in the fields of electricity, chemicals, oil, distribution, logistics, real estate management, silicon wafers and telecommunications. With approximately $47 billion in sales and 450,000 shareholders worldwide, VEBA AG is one of Germany's largest industrial companies according to market capitalization and one of Europe's largest publicly-held companies.

MEMC is the second largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in every type of microelectronics application, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. To learn more about MEMC visit its web site at www.memc.com

The matter discussed in this news release regarding the commitment to and continued support of MEMC by VEBA AG is a forward-looking statement. Such statement involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement. Potential risks and uncertainties include such factors as demand for the Company's silicon wafers, utilization of manufacturing capacity, demand for semiconductors generally, changes in the pricing environment, general economic conditions in Asia and Japan, competitors' actions and other risks described in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1997. This forward-looking statement represents the Company's judgment as of the date of this release. The
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Company   disclaims,   however,   any  intent  or   obligation  to  update  this
forward-looking statement.


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